PRICING SUPPLEMENT NO. G-2	FILED PURSUANT TO RULE 424(b)(2)
DATED DECEMBER 7, 2007	REGISTRATION NOS. 333-106040; 333-143992
TO PROSPECTUS DATED JULY 13, 2007
AND PROSPECTUS SUPPLEMENT DATED JULY 13, 2007
AMERICAN INTERNATIONAL GROUP, INC.
5.850% MEDIUM-TERM NOTES, SERIES G, DUE JANUARY 16, 2018

Principal Amount: U.S.$2,500,000,000	Original Issue Date: December 12, 2007
Agents’ Discount or Commission: U.S.$10,000,000	Stated Maturity: January 16, 2018
Net Proceeds to Issuer: U.S.$2,476,225,000	Interest Rate: 5.850%
Form: ☑ Book Entry ☐ Certificated	CUSIP No.: 02687QDG0
Specified Currency (If other than U.S. dollars): N/A	Authorized Denominations (If other than U.S.$1,000 and integral multiples of U.S.$1,000 in excess thereof): U.S.$2,000 and integral multiples of U.S.$1,000 in excess thereof.
The notes are being placed through or purchased by the Agents listed below:

Banc of America Securities LLC	U.S.$708,334,000	Capacity:	☐ Agent	☑ Principal
Credit Suisse Securities (USA) LLC	U.S.$708,333,000	Capacity:	☐ Agent	☑ Principal
Lehman Brothers Inc.	U.S.$708,333,000	Capacity:	☐ Agent	☑ Principal
Daiwa Securities America Inc.	U.S.$ 62,500,000	Capacity:	☐ Agent	☑ Principal
Key Banc Capital Markets Inc.	U.S.$ 62,500,000	Capacity:	☐ Agent	☑ Principal
Mitsubishi UFJ Securities International plc	U.S.$ 62,500,000	Capacity:	☐ Agent	☑ Principal
Mizuho Securities USA Inc.	U.S.$ 62,500,000	Capacity:	☐ Agent	☑ Principal
Scotia Capital (USA) Inc.	U.S.$ 62,500,000	Capacity:	☐ Agent	☑ Principal
SG Americas Securities, LLC	U.S.$ 62,500,000	Capacity:	☐ Agent	☑ Principal

If as Agent:	The notes are being offered at a fixed initial public offering price of ____% of principal amount.
If as Principal:

☐	The notes are being offered at varying prices related to prevailing market prices at the time of resale.
☑	The notes are being offered at a fixed initial public offering price of 99.449% of principal amount.

Interest Payment Dates:	Semi-annually on every January 16th and July 16th, commencing July 16, 2008. (There will be a long first interest period.)
Redemption Provisions:

☑	The notes cannot be redeemed prior to the Stated Maturity.
☐	The notes may be redeemed prior to the Stated Maturity.
Initial Redemption Date:
Initial Redemption Percentage: ___%
Annual Redemption Percentage Reduction: ___%
Optional Repayment Provisions:

☑	The notes cannot be repaid prior to the Stated Maturity.
☐	The notes can be repaid prior to the Stated Maturity at the option of the holder of the notes. Optional Repayment Date(s):
Use of Proceeds: We intend to use the net proceeds from the sale of the notes for general corporate purposes, which may include the repurchase of shares of our common stock.
Other Provisions: None

The information in this Pricing Supplement, other than the information regarding the initial public offering price, the net proceeds to the issuer, the identities of the initial purchasers or agents, and the following two paragraphs, will be incorporated by reference into the Global Security representing all the Medium-Term Notes, Series G.
We are offering notes on a continuing basis through AIG Financial Securities Corp., ABN AMRO Incorporated, ANZ Securities, Inc., Banca IMI S.p.A., Banc of America Securities LLC, Barclays Capital Inc., Bear, Stearns & Co. Inc., BMO Capital Markets Corp., BNP Paribas Securities Corp., BNY Capital Markets, Inc., Calyon Securities (USA) Inc., CIBC World Markets Corp., Citigroup Global Markets Inc., Credit Suisse Securities (USA) LLC, Daiwa Securities America Inc., Daiwa Securities SMBC Europe Limited, Deutsche Bank Securities Inc., Goldman, Sachs & Co., Greenwich Capital Markets, Inc., HSBC Securities (USA) Inc., J.P. Morgan Securities Inc., KeyBanc Capital Markets Inc., Lehman Brothers Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Mitsubishi UFJ Securities International plc, Mizuho International plc, Mizuho Securities USA Inc., Morgan Stanley & Co. Incorporated, National Australia Capital Markets, LLC, RBC Capital Markets Corporation, Santander Investment Securities Inc., Scotia Capital (USA) Inc., SG Americas Securities, LLC, TD Securities (USA) LLC, UBS Securities LLC, and Wachovia Capital Markets, LLC, as agents, each of which has agreed to use its best efforts to solicit offers to purchase notes. We may also accept offers to purchase notes through other agents. See “Plan of Distribution” in the accompanying prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or determined if the prospectus, the prospectus supplement or this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.